Exhibit 99.1

KBR Announces New Chief Financial Officer

HOUSTON, TEXAS – KBR (NYSE: KBR) today announced that Brian K. Ferraioli has been appointed the company’s Executive Vice President and Chief Financial Officer effective today.

Mr. Ferraioli brings 34 years of financial and accounting experience specifically in the engineering and construction industry to his role at KBR.

He was previously the Executive Vice President and Chief Financial Officer for six years at The Shaw Group in Baton Rouge, La. Before joining Shaw, Mr. Ferraioli served in numerous roles at Foster Wheeler AG in Clinton, N.J. He began his Foster Wheeler career in 1979 as an internal auditor and rose through the corporate ranks, ultimately becoming a Vice President and Corporate Controller.

“Brian’s solid background in global engineering, construction and government services is well-suited for KBR’s financial operations,” said William P. Utt, KBR Chairman, President and CEO. “I have complete confidence that under Brian’s leadership, KBR will continue to improve our operating and financial efficiency and continue to create shareholder value.”

Currently, Mr. Ferraioli also serves on the board of directors for The Babcock & Wilcox Co. in Charlotte, N.C., and Adolfson & Peterson Construction in Minneapolis, MN and commented, “KBR is well positioned in its market and has a strong portfolio of upcoming project awards. This is an exciting time to be joining the KBR team.”

Mr. Ferraioli has a Bachelor of Science degree in accounting from Seton Hall University and a Masters in Business Administration with honors from Columbia University.

KBR is a global engineering, construction and services company supporting the energy, hydrocarbon, power, industrial, civil infrastructure, minerals, government services and commercial markets. For more information, visit www.kbr.com.

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